Exhibit 99.1

BIMI International Medical Inc. Announces Second Quarter 2023 Financial Results

NEW YORK, November 27, 2023 — BIMI International Medical Inc. (the “Company”), a leading medical solutions provider, today announced its financial results for the three months ended June 30, 2023. The Company reported a significant increase in gross margin underlining the ongoing success of its business strategy and operational effectiveness.

Revenues for the six months ended June 30, 2023 and 2022 were $8,755,303 and $5,543,745, respectively. Compared with the same period in 2022, revenue increased by $3,211,558, due to the inclusion of the revenues of Phenix Bio Inc., which was acquired on March 15, 2023. The revenues of the Zhongshan, Qiangsheng, Eurasia, and Minkang hospitals, that were held for sale, were accounted for separately.

For the six months ended June 30, 2023, and 2022, the Company achieved gross margins of 52% and 15%, respectively, reflecting the high margins for the herbal supplements sold by Phenix Bio Inc..

The Company also reported changes in its cash position and working capital. On June 30, 2023, BIMI had cash of $1,931,744 and positive working capital of $6,604,643 as compared to cash of $2,336,636 and negative working capital of $326,672 on December 31, 2022.

“We are delighted with the initial success achieved by Phenix Bio Inc.”, said Mr. Tiewei Song, the CEO of BIMI International Medical Inc.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, the continued positive results of the recently acquired Phenix Bio subsidiary, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com

Tel: +1 949 981 6274